Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 24, 2010 with respect to the consolidated financial statements of Energy Transfer Equity, L.P. and subsidiaries as of December 31, 2009 and for each of the two years in the period ended December 31, 2009, included in the Annual Report on Form 10-K for the year ended December 31, 2010 of Enterprise Products Partners L.P., which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
June 30, 2011